Exhibit 99.1

NEWS MEDIA CONTACT:

Sears Holdings Public Relations

(847) 286-8371

FOR IMMEDIATE RELEASE:

Feb. 23, 2011

SEARS HOLDINGS BOARD OF DIRECTORS APPOINTS

LOU D’AMBROSIO CEO

HOFFMAN ESTATES, Ill., - The Sears Holdings Board of Directors today announced that Lou D’Ambrosio was elected chief executive officer and president of the company. He will assume the office and join the Board of Directors effective Thursday, February 24, 2011.

Mr. D’Ambrosio was chief executive of Avaya Inc. from 2006 to 2008 and served on the company’s Board of Directors. After improving Avaya’s operating performance and driving market leadership, Mr. D’Ambrosio led Avaya through a going private transaction, delivering attractive returns to its shareholders. He stepped down from the CEO post in 2008 for medical reasons. Over the last six months, Mr. D’Ambrosio has worked closely with Sears Holdings as a consultant to the Board of Directors on key strategic and operational initiatives. Prior to joining Avaya in 2002, he spent 16 years at IBM.

Chairman of the Board of Directors, Edward S. Lampert said, “From the beginning of our CEO search, we were determined to find a leader with information and technology experience who could catalyze the transformation of our portfolio of businesses in the context of the evolution of the retail industry that is occurring more broadly. Having worked closely with Lou and observing his business acumen, compelling leadership style, performance orientation and Customer First approach, I am confident that Lou is the right person to lead and transform Sears Holdings. Lou is a proven winner and I am excited to have him as the leader of our company.”

Mr. D’Ambrosio added, “I am delighted to have the opportunity to serve the customers, associates and shareholders of Sears Holdings. Having spent the last several months working with Eddie, the Board and management, I have been impressed with the organization’s assets and its potential going forward. We have a committed team, tens of millions of customers and a storied heritage. While change and re-invention are inevitable, the opportunity in front of us is compelling and exciting. I look forward to working with the team in serving our customers in extraordinary ways, creating a special workplace, and delivering value to our shareholders.”

Mr. D’Ambrosio succeeds W. Bruce Johnson who has served as interim CEO and President during the company’s CEO search process. Simultaneously with this announcement, Mr. Johnson has been named Executive Vice President — Off-mall Businesses and Supply Chain. Mr. Johnson will continue to serve as a member of the Sears Holdings Board of Directors until the company’s annual meeting in May. “Bruce stepped into the interim CEO role three years ago and, during the period that he has served as our CEO, he has led many initiatives that have moved the company forward for our customers. The Board and I commend his character, intelligence and leadership,” said Mr. Lampert.

About Lou D’Ambrosio

Lou D’Ambrosio served as Chief Executive Officer and Board Member of Avaya, a Fortune 500 global telecommunications and technology firm. As CEO, Lou led a transformation of the organization driving market leadership and operational improvements in a highly competitive period in the industry. Lou led the company through a successful $8.3 billion private equity transaction.

Prior to becoming CEO, Lou chaired Avaya’s Operating Committee and was President of Sales and Marketing. Lou joined Avaya as SVP of its Global Services business unit. Before joining Avaya, Lou spent 16 years at IBM where he held several executive posts and was a member of the worldwide management committee. His roles included leading strategy for global services, sales and marketing for software, and industry operations for Asia Pacific.

Most recently, Mr. D’Ambrosio has served as non-executive chairman of Sensus, a clean technology leader, and on the Board of Trustees of the Jackson Laboratory and Walnut Street Theatre. Lou received his MBA from Harvard Business School and Bachelor of Science from Pennsylvania State University, summa cum laude.

About Sears Holdings Corporation

Sears Holdings Corporation (Nasdaq: SHLD) is the nation’s fourth largest broadline retailer with over 4,000 full-line and specialty retail stores in the United States and Canada. Sears Holdings is the leading home appliance retailer as well as a leader in tools, lawn and garden, consumer electronics and automotive repair and maintenance. Sears Holdings is the 2010 ENERGY STAR(R) Retail Partner of the Year. Key proprietary brands include Kenmore, Craftsman and DieHard, and a broad apparel offering, including such well-known labels as Lands’ End, Jaclyn Smith and Joe Boxer, as well as the Apostrophe and Covington brands. It also has the Country Living collection, which is offered by Sears and Kmart. We are the nation’s largest provider of home services, with more than 11 million service calls made annually. Sears Holdings Corporation operates through its subsidiaries, including Sears, Roebuck and Co. and Kmart Corporation. For more information, visit Sears Holdings’ website at www.searsholdings.com.